Exhibit 4.4

RAIL VISION LTD.

AMENDED SHARE OPTION PLAN

As amended and ratified on March 28, 2024

1.	Purpose: The purpose of this Share Option Plan is to provide an additional incentive to Employees, Directors, Consultants and certain other Service Providers of the Company (as defined below) and any Affiliate of the Company (as defined below) to further the growth, development and financial success of the Company by providing them with opportunities to purchase Shares (as defined below) of the Company pursuant to this Share Option Plan and to promote the success of the Company’s business.

2.	Definitions: For the purposes of this Share Option Plan, the following terms shall have the meaning ascribed thereto below:

a)	“Additional Rights” means any distribution of rights, including an issuance of bonus shares and stock dividends (but excluding cash dividends), in connection with Section 102 Trustee Awards (as defined below) and/or the Shares issued upon exercise of such Awards.

b)	“Afflliate(s)” means a present or future company that either (i) controls the Company or is controlled by the Company; or (ii) is controlled by the same person or entity that controls the Company, provided that for the purpose of grants made under Section 102, such company is an “employing company” within the meaning of Section 102(a) of the Tax Ordinance (as defined below).

c)	“Award” – means an Option, a Share Award and/or any other Share-based award and/or other right or benefit, granted to a Grantee under the Plan.

d)	“Award Agreement” – with respect to any Grantee – a written award agreement or written instrument, executed by and between the Company and the Grantee, which shall set forth the terms and conditions with respect to the Awards.

e)	“Board’’ means the Board of Directors of the Company.

f)	“Cause” means any of the following: (i) a serious breach of trust, including but not limited to, theft, embezzlement, self-dealing, and/or breach of fiduciary duties; (ii) the Grantee (as defined below) has committed any flagrant criminal offense; (iii) a material breach by the Grantee of any agreement between the Grantee and the Company and/or any Affiliate, which has not been remedied within thirty (30) days after the Grantee has received a written demand for performance from the Company; or (iv) any other circumstance justifying termination or dismissal without severance payment according to Israeli law.

g)	“Committee” means a committee of Directors (as defined below) to which the Board may delegate power to act under or pursuant to the provisions of the Plan. In the absence of any such delegation, the Committee will consist of the entire Board.

h)	“Company” means Rail Vision Ltd., a company incorporated under the laws of the State of Israel.

i)	“Companies Law” means the Israeli Companies Law 5759-1999, as amended.

j)	“Consultant” means any person or entity that is engaged by the Company or any Affiliate of the Company to render consulting or advisory services to such entity.

k)	“Controlling Shareholder” has the meaning ascribed to it in Section 32(i) of the Tax Ordinance.

l)	“Corporate Transaction” means the consummation of any of the following transactions or series of related transactions to which the Company is a party:

i)	any person becomes a beneficial owner, directly or indirectly, of either (A) 50% or more of the then-outstanding Shares or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors; provided, however, that for purposes of this subsection i), the following acquisitions of shares or the Company’s voting securities shall not constitute a Change in Control: (w) an acquisition directly from the Company pursuant to share issuances, share purchases, or similar acquisitions by Company shareholders, (x) an acquisition by the Company or an Affiliate, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (ii) below);

ii)	the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or an Affiliate (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Shares and outstanding Company’s voting securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or shares either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Shares and outstanding voting securities, as the case may be, and (B) no person (other than (x) the Company or any Affiliate, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 50% or more of the total ordinary shares or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a “Non-Qualifying Transaction”);

m)	“Director” means a member of the Board of Directors of the Company.

n)	“Disability” means a complete and permanent inability, due to illness or injury, to perform the duties of the Grantee’s engagement at such time when the disability commenced, as determined by the Committee based on medical evidence acceptable to it.

o)	“Employee” means any person, including officers and Directors, employed by the Company or any Affiliate of the Company. A person employed by the Company or any Affiliate of the Company shall not cease to be an Employee for the purposes of the Plan in the case of (i) any leave of absence approved by the Company, or (ii) transfer between locations of the Company, or (iii) transfer of employment between the Company and any Affiliate or any successor thereto. With regard to Section 102 Trustee Awards and Section 102 Non-Trustee Awards (as defined below), “Employee” includes Directors and office holders (“Nosei Misra” as such term is defined in the Israeli Companies Law), and excludes any person who is a Controlling Shareholder prior to and/or after the issuance of the Shares issued upon exercise of the Awards.

p)	“Exercise Price” means the price per Share determined by the Committee in accordance with Section 10 below, which is to be paid to the Company in order to exercise an Award and purchase the Share(s) covered thereby.

q)	“Expiration Date” of an Award means the earlier of: (i) the lapse of ten (10) years from the date such Award was granted; (ii) the expiration date set forth in the Award Agreement; or (iii) with respect to a Share Award, the time on which such Share Award expires in accordance with Section 11 of the Plan.

r)	“Fair Market Value” means, as of any date, the value of a Share determined as follows:

i)	If the Shares are admitted to trading on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq Small Cap Market of the Nasdaq Stock Market, the Fair Market Value shall be the closing sale price of a Share on the principal exchange on which Shares are then trading (or as reported on any composite index which includes such principal exchange), on the trading day immediately preceding such date, or if Shares were not traded on such date, then on the next preceding date of which a trade occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

ii)	If the Shares are not traded on an exchange, but are admitted to quotation on the Nasdaq or other comparable quotation system, the Fair Market Value shall be the mean between closing representative bid and asked prices for the Shares on the trading day immediately preceding such date or, if no bid and ask prices were reported on such date, then on the last date preceding such date on which both bid and ask prices were reported, all as reported by Nasdaq or such other comparable quotation system; or

iii)	If the Shares are not publicly traded on an exchange and not quoted on Nasdaq or a comparable quotation system, the Fair Market Value shall be determined in good faith by the Committee.

iv)	Without derogating from the foregoing and solely for the purpose of determining the tax liability, in the case of Capital Gain Option Through a Trustee (as defined below), the Fair Market Value of a Share at grant shall be determined in accordance with the provisions of Section 102(b)(3) of the Tax Ordinance as further detailed in Section 18(b) below.

s)	“Grantee” – a person or entity to whom Awards are granted.

t)	“Lock-up Period” means the period during which the Section 102 Trustee Awards granted to an Grantee or, upon exercise thereof the underlying Shares as well as any Additional Rights distributed in connection therewith are to be held by the Trustee (as defined below) on behalf of the Grantee, in accordance with Section 102 (as defined below) and pursuant to the tax route which the Company elects.

u)	“Notice of Exercise” has the meaning ascribed to it in Section 11 below.

v)	“Option(s)” means a right to purchase Shares granted under Section 8 below in accordance with the provisions of the Award Agreement, and subject to the terms specified in the Plan, whether a Section 102 Trustee Award, Section 102 Non-Trustee Award, Section 3(i) Award, or option issued under other tax regimes.

w)	“Plan” means this Share Option Plan, as amended from time to time.

x)	“Share Award” – Any Restricted Share or Restricted Share Unit.

y)	“Section 3(i)” means that certain Section 3(i) of the Tax Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, all as amended.

z)	“Section 3(i) Award” means an Award granted pursuant to Section 3(i).

aa)	“Section 102” means that certain Section 102 of the Tax Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, all as amended.

bb)	“Section 102 Trustee Award” means an Award that by its terms qualifies and is intended to qualify under the provisions of Section 102(b) of the Tax Ordinance (including the Section 102(b) Route Election (as defined below)), as either:

cc)	“Ordinary Income Award Through a Trustee” for the special tax treatment under Section 102(b)(1) and the “Ordinary Income Route”, or

i)	“Capital Gain Award Through a Trustee” for the special tax treatment under Section 102(b)(2) and the “Capital Route”.

ii)	“Section 102(b) Route Election” means the right of the Company to choose either the “Capital Route” (as set under Section 102(b)(2)), or the “Ordinary Income Route” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Tax Ordinance, as further specified in Section 6 below.

dd)	“Section 102 Non-Trustee Award” means an Award that by its terms does not qualify or is not intended to qualify as a Section 102 Trustee Award and is granted not through a trustee under the terms of Section 102(c) of the Tax Ordinance.

ee)	“Service Provider” means an Employee, officer, Director or Consultant.

ff)	“Share(s)” means an Ordinary Share, nominal value NIS 0.01 of the Company, as adjusted in accordance with Section 14 of the Plan.

gg)	“Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended.

hh)	“Trust Agreement” means a written agreement between the Company and the Trustee, which sets forth the terms and conditions of the trust and is in accordance with the provisions of Section 102(b).

ii)	“Trustee’’ means a person or an entity, appointed by the Company and approved in accordance with the provisions of Section 102, to hold in trust on behalf of the Grantees the granted Awards, or upon exercise thereof, the Shares, as well as any Additional Rights granted in connection therewith, in accordance with the provisions of Section 102.

jj)	“Repricing” shall mean (i) reducing the exercise price of an Award, (ii) cancel outstanding Awards in exchange for cash, other equity awards or Awards with an Exercise Price that is less than the Exercise Price of the original Awards, or (iii) cancel outstanding Awards with an Exercise Price that is less than the then current Fair Market Value of a Share in exchange for other equity awards, cash or other property.

kk)	“Restricted Share(s)”– means a Share subject to certain restrictions, subject to the provisions of this Plan and the applicable Award Agreement.

ll)	“Restricted Share Unit(s)”– means a contingent right to be issued one Share upon the applicable vesting date, subject to the provisions of this Plan and the applicable Award Agreement.

3.	Interpretation: Unless the context otherwise indicates, words expressed in the singular shall include the plural and vice versa and the use of the neuter, masculine, or feminine gender is for convenience only and shall be deemed to mean and include the neuter, masculine or feminine gender, as appropriate.

4.	Administration:

a)	The Committee shall have the power to administer the Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

b)	Subject to the terms and conditions of this Plan, and subject to the approval of any relevant authorities and to applicable laws, the Committee shall have full power and authority, at all times, to: (i) select the Service Providers to whom Awards may from time to time be granted hereunder, and to grant the Awards to the said Service Providers; (ii) determine the terms and provisions of the Award Agreements (which need not be identical) including, but not limited to, the type of Award to be granted, the number of Shares to be covered by an Award, the Exercise Price, the times or conditions upon which and the extent to which an Award shall be vested and may be exercised and the nature and duration of any restrictions applicable to the Awards or the underlying Shares, including as to transferability or exercise of the same; (iii) accelerate the right of an Grantee to exercise, in whole or in part, any Award, or extend such right; (iv) amend the terms of any outstanding Award in any manner to achieve Repricing; (v) approve forms of Award Agreement for use under the Plan; (vi) make a Section 102(b) Route Election (subject to the limitations set under Section 102(g)); (vii) interpret and construe the provisions of the Plan and the Award Agreements; (viii) determine the Fair Market Value of the Shares; (ix) adopt sub-plans, Plan addenda and appendices to the Plan as the Committee deems desirable, to accommodate foreign laws, regulations and practice. The provisions of such sub-plans, Plan addenda and appendices to the Plan may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plans, Plan addenda and appendices to the Plan, the provisions of the Plan shall govern their operation; (x) exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan, including but not limited to prescribe, amend and rescind any rules and regulations relating to the Plan (including rules and regulations relating to sub-plans. Plan addenda and appendices to the Plan established for the purpose of satisfying applicable foreign laws); and (xi) take all other action and determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

c)	The interpretation and construction by the Committee of any provision of the Plan (including sub-plans, Plan addenda and appendices to the Plan), the Award Agreement or of any Award thereunder shall be final and conclusive, unless otherwise determined by the Board.

5.	Reserved Shares:

a)	The Company, during the term of this Plan, shall reserve and keep available such number of Shares as shall be sufficient to satisfy׳ the requirements of the Plan. The Shares subject to the Plan may be either authorized but unissued Shares or reacquired Shares, subject to applicable laws.

b)	Any Shares under the Plan, in respect of which the right hereunder of an Grantee to purchase the same shall for any reason terminate, become cancelled, expire or otherwise cease to exist, shall again be available for grant through Awards under the Plan (unless the Plan has terminated); provided, however, that any Shares not issued or tendered to the Company related to the payment of the Exercise Price of an Award or tax withholding obligations as provided under Section 18 shall not be available for grant through Awards under the Plan. No fraction of Shares may be issued under the Plan.

c)	The Board may, at any time during the term of the Plan, increase the number of Shares available for grant under the Plan. The approval of the Company’s shareholders of such increase shall be obtained if so required under applicable laws and/or the Company’s incorporation documents and/or any shareholders agreement, as shall be in effect from time to time.

6.	Section 102(b) Route Election: No Section 102 Trustee Awards may be granted under this Plan to any eligible Grantee, unless and until, the Company’s election of the type of Section 102 Trustee Awards either as “Ordinary Income Award Through a Trustee” or as “Capital Gain Award Through a Trustee” is appropriately filed with the Income Tax Authorities. The Section 102(b) Route Election shall obligate the Company to grant only the type of Section 102 Trustee Award it has elected, and shall apply to all Grantees who were granted Section 102 Trustee Awards during the period indicated herein, to the extent required under and in accordance with the provisions of Section 102(g) of the Tax Ordinance and the applicable regulations. For avoidance of doubt, it is clarified that the Company does not obligate itself to file a Section 102(b) Route Election, and in any case, such Section 102(b) Route Election shall be at the sole discretion of the Company. It is further clarified that such Section 102(b) Route Election shall not prevent the Company from granting Section 102 Non-Trustee Awards simultaneously.

7.	Eligible Grantees:

a)	Subject to the terms and conditions of the Plan and any restriction imposed by applicable laws, Awards may be granted to Service Providers, as selected by the Committee in its sole discretion, provided however, that, (i) Section 102 Trustee Awards and Section 102 Non-Trustee Awards may be granted only to Israeli Employees of the Company and any Affiliate thereof, and provided further that, such Affiliate corporation is an “employing company” within the meaning of Section 102(a) of the Tax Ordinance; and (ii) Section 3(i) Awards may be granted only to Israeli (a) Consultants; and/or (b) employees, Directors and/or officers of the Company or any Affiliate who are Controlling Shareholders prior to and/or after the issuance of the Shares underlying the Awards.

b)	Eligibility to participate in the Plan does not confer any right to be granted with Awards under the Plan. Participation in the Plan is voluntary. The grant of an Award to a Service Provider hereunder, shall neither entitle such Service Provider to participate, nor disqualify him from participating, in any other grant of Awards pursuant to this Plan or any other share incentive or stock option plan of the Company or any Affiliate of the Company.

8.	Issuance of Awards:

a)	Awards may be granted at any time after the Plan shall become effective as specified in Section 19 hereof, subject to obtaining all the necessary approvals (if any) from any regulatory body or governmental agency having jurisdiction over the Company and/or any Affiliate and/or any Grantee. In the case of Section 102 Trustee Awards, Awards may be granted only after the passage of thirty (30) days (or a shorter period as and if approved by the tax authorities) following the delivery by the Company to the appropriate Israeli Income Tax Authorities of a request for approval of the Plan and the Trustee according to Section 102. Notwithstanding the above, if within ninety (90) days of delivery of the abovementioned request, the tax officer notifies the Company of its decision not to approve the Plan, the Awards, which were intended to be granted as a Section 102 Trustee Awards, shall be deemed to be Section 102 Non-Trustee Awards, unless otherwise was approved by the tax officer. The date of grant of each Option shall be the date specified by the Committee at the time such Option is granted and subject to the applicable laws and regulations.

b)	An Award Agreement shall evidence each Award granted pursuant to the Plan. The Award Agreement shall state, inter alia, the number of Shares covered thereby, the type of Award granted thereunder, the vesting schedule (including any performance-based vesting criteria) and any acceleration thereof, the Exercise Price and such other terms and conditions as the Committee in its discretion may prescribe, provided that they are consistent with this Plan and applicable laws.

9.	Trustee: In connection with the grant of any Section 102 Trustee Awards, the following shall apply:

a)	Notwithstanding anything to the contrary contained in the Plan. Section 102 Trustee Awards, which shall be granted under the Plan and any Shares issued upon exercise of such Awards shall be issued to the Trustee who shall hold the same in trust for the benefit of the Grantee at least for the Lock-up Period. Upon the conclusion of the Lock-up Period and subject to any further period included in the Plan and/or in the Award Agreement, the Trustee may release Section 102 Trustee Awards or Shares issued upon exercise of such Awards to Grantee only after the Grantee’s full payment of his tax liability in connection therewith due pursuant to the Tax Ordinance.

b)	Notwithstanding the above, in the event an Grantee shall elect to release the Section 102 Trustee Awards and/or the Shares issued upon exercise of such Awards prior to the conclusion of the Lock-up Period, the sanctions under Section 102 shall apply to and shall be borne solely by the Grantee.

c)	Any Additional Rights distributed to the Grantee on account of Section 102 Trustee Awards shall be deposited with and/or issued to the Trustee for the benefit of the Grantee, and shall be held by the Trustee for the applicable Lock-up Period in accordance with the provisions of Section 102 and the elected tax route.

d)	The Company, any Affiliate of the Company (if applicable), the Trustee and the Grantee shall comply with the Tax Ordinance, Section 102 and the provisions of the Trust Agreement.

e)	Upon receipt of Section 102 Trustee Awards, Grantee will sign the Award Agreement, which shall be deemed as the Grantee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and any Award, Share, Additional Right or other rights received by the Grantee in connection therewith.

f)	The Committee shall determine and approve the terms of engagement of the Trustee, and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all Awards and Shares held by such Trustee at such time to its successor.

10.	Options

a)	The Exercise Price shall be determined by the Committee on the date of grant of an Option, on an individual basis, subject to any guidelines as may be determined by the Board from time to time and any applicable law; provided, however, that the Exercise Price shall be not less than the nominal value of the Shares underlying the Option.

b)	The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee subject to applicable laws. Such consideration may consist of, without limitation, (1) cash, or (2) check or wire transfer, or (3) at the discretion of the Committee, consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee, or (4) at the discretion of the Committee, any combination of the foregoing methods of payment.

c)	Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan and the Award Agreement; provided, however, that in no event shall an Option be exercisable after its Expiration Date, as further specified in Section 11(d) below.

d)	An Option, or any part thereof, shall be exercisable by the Grantee’s signing and returning to the Company at its principal office, on any business day, a “Notice of Exercise” in such form and substance as may be prescribed by the Committee from time to time and in accordance with the requirements of applicable laws, which exercise shall be effective upon receipt of such signed notice by the Company at its principal office. The Notice of Exercise shall specify the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment of the aggregate Exercise Price due with respect to the Shares to be purchased. Such payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. If required under applicable laws, the Notice of Exercise shall also be accompanied by payment of the aggregate withholding taxes due with respect to the exercise of Options and/or purchased Shares.

e)	If applicable laws require the Company to take any action with respect to the Shares specified in the Notice of Exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

f)	Net Exercise:

Notwithstanding the provisions of Section 11 below, the Board may determine that in lieu of exercising Options for cash, the Grantee may elect to receive Shares equal to the aggregate value of the Options (or the portion thereof being exercised) against payment of the par value of such exercised Shares, by written notice of such election to the Company, in which event the Company shall issue to the Grantee, for no additional consideration (other than the par value of such exercised Shares), that number of Shares computed using the following formula:

X =	Y (A-B)
A-N

Where:

X =	The number of Shares to be issued to the Grantee.

Y =	The number of vested Options that the Grantee wishes to exercise.

A =	The Fair Market Value of one (1) Share, which, if the Shares are traded on a stock exchange, will be considered as the average known closing price (or closing bid if no sales have been reported) of the Company’s share on the applicable stock exchange in the 30 days prior to the date of delivery of the exercise notice by the Grantee to the Company.

B =	The Exercise Price.

N =	Par Value of Exercise Share

11.	Vesting of Awards:

a)	Each Award Agreement shall provide the vesting schedule for the Award as determined by the Committee. The Committee shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding Award at such time and under such circumstances as it, in its sole discretion, deems appropriate.

b)	The Award Agreement may contain performance goals and measurements (which, in the case of Awards granted in accordance with Section 102, shall, if then required, be subject to obtaining a specific tax ruling or determination from the appropriate Israeli Income Tax Authorities), and the provisions with respect to any Award need not be the same as the provisions with respect to any other Awards.

c)	Unless the Committee provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.

d)	Anything herein to the contrary notwithstanding, if any Award, or any part thereof, has not been exercised or settled prior to its Expiration Date and the Shares covered thereby not paid for until such date, then such Award, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire.

e)	Awards may be exercised or settled only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Share would be deliverable upon exercise, including but not limited to, as a result of adjustments as provided in Section 15 hereof, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number of Shares.

f)	Prior to exercise or settlement of Awards, the Grantee shall have none of the rights and privileges of a shareholder of the Company in respect to any underlying Shares. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Award. The Company shall issue (or cause to be issued) such Shares promptly after the Award is exercised or settled, subject to the provisions of Section 16 hereof. No adjustment will be made for a dividend or other right, for which the record date precedes the date of issuance of the Shares, except as provided in Section 14 hereof.

g)	Except and to the extent otherwise expressly provided herein, the Shares acquired under an Award shall be subject to the provisions of the Company’s incorporation documents, as amended from time to time and/or any other shareholders agreement in effect.

12.	Restricted Share Units

a)	The Board may grant Restricted Share Units from time to time at its sole discretion. The Restricted Share Units granted pursuant to the Plan, shall be evidenced by a written Award Agreement. Each Award Agreement shall state, among other matters, the number of Restricted Share Units granted, the vesting dates, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

b)	Following vesting of the Restricted Share Units, the Company shall issue Shares within reasonable time in the name of the Grantee, subject to compliance with applicable law and payment of any tax liability associated with such issuance. The issuance of Shares upon vesting shall be subject to the payment of the par value of the Shares by the Grantee.

13.	Restricted Shares

a)	The Board may grant Restricted Shares from time to time at its sole discretion. The Restricted Shares granted pursuant to the Plan, shall be evidenced by a written Award Agreement. Each Award Agreement shall state, among other matters, the number of Restricted Shares granted, the restrictions to which the Shares will be subject, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

b)	Beginning on the date of grant and subject to the execution of an Award Agreement and the payment of the purchase price for the Shares (to the extent applicable), the Grantee shall become a shareholder of the Company with respect to all Restricted Shares and shall have all of the rights of a shareholder, including the right to receive distributions made with respect to such shares, including regular cash dividends (except as otherwise provided by the Board); provided, however, that in the absence of a Board action to the contrary, any Shares or any other property (other than regular cash distributions) distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as the shares covered by such Restricted Shares, as further detailed in the applicable Award Agreement.

c)	The Grantee shall not be permitted to transfer or sell Restricted Shares granted under the Plan prior to the lapse of the restrictions as detailed in the Award Agreement (the “Restriction Period”).

d)	If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares, certificates for Shares attributable to such Restricted Shares shall be delivered to the Grantee (or, if certificates were previously issued, replacement certificates shall be delivered upon return of the previously issued certificates). All legends shall be removed from said certificates at the time of delivery to the Grantee, except as otherwise required by applicable law, applicable agreements to which the Grantee is bound or other limitations imposed by the Board. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

e)	Upon issuance of Restricted Shares, and as a condition to the issuance with no restrictions following the Restriction Period, the Grantee shall consent to the terms of any agreement between the Company and its shareholders setting forth certain obligations of the Company’s shareholders and certain restrictions and limitations on the transfer Shares in the Company including, without limitation, the terms of a “bring along” provision, by executing any document, including any joinder or adoption agreement, as shall be required by the Company.

14.	Termination of Relationship as a Service Provider:

a)	Except as provided below, an Award, or any part thereof, may not be exercised unless the Grantee is then a Service Provider of the Company or any Affiliate thereof, and unless the Grantee has remained continuously a Service Provider since the date of grant of the Award, unless the Committee determines that a longer period is applicable or such longer period is otherwise set forth in the Award Agreement.

b)	Unless otherwise approved by the Committee or set forth in the Award Agreement, if an Grantee ceases to be a Service Provider of the Company or any Affiliate thereof for any reason (including, but not limited to retirement, but excluding termination by reasons of Cause, Grantee’s Disability or death, for which events there are special rules in Sections 14c) and 14(d) below), all Awards granted to the Grantee, which are vested and exercisable at the time of such termination, may be exercised within one (1) month following the date of such termination if the Company initiates such termination or two (2) weeks following the date of such termination, if the Service Provider initiates such termination but in no event later than the Expiration Date of such Award, as set forth in the Award Agreement. If, after termination, the Award is not so exercised within the time specified herein, the Award shall terminate, and the Shares covered by the unexercised portion of such Award shall revert to the Plan. Unless the Committee or the Award Agreement provide otherwise, any Awards which are not vested and exercisable at the date of such termination, shall terminate, and the Shares covered by such unvested Award shall revert to the Plan.

c)	Unless otherwise approved by the Committee or set forth in the Award Agreement, if an Grantee ceases to be a Service Provider of the Company or any Affiliate thereof as a result of Grantee’s Disability or death, all Awards granted to the Grantee, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Award Agreement, be exercised within six (6) months, following the Grantee’s termination, but in no event later than the Expiration Date of such Award, as set forth in the Award Agreement. In the case of Grantee’s death, such Award may be exercised by the personal representative of the Grantee’s estate or by the person or persons to whom the Award is transferred pursuant to the Grantee’s will or the laws of inheritance or by the Grantee’s designated beneficiary or beneficiaries of that Award. If, after termination, the Award is not so exercised within the time specified herein, the Award shall terminate, and the Shares covered by the unexercised portion of such Award shall revert to the Plan. Unless the Committee or the Award Agreement provide otherwise, any Awards which are not vested and exercisable at the date of such termination, shall terminate and the Shares covered by such unvested Award shall revert to the Plan.

d)	Notwithstanding the above, if an Grantee ceases to be a Service Provider of the Company or any Affiliate thereof for Cause, all outstanding Awards granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, expire immediately upon the earlier of: (i) the date of such termination; or (ii) the time of delivery of the notice of termination for Cause, unless otherwise determined by the Committee. The Shares covered by such expired Awards shall revert to the Plan.

e)	In addition and notwithstanding Sections 14(b) through 14(d) above, if after termination of relationship as a Service Provider, Grantee does not comply in full with any of non- compete, non-solicitation, confidentiality or any other requirement of any agreement between the Grantee and the Company (or any Affiliate thereof engaging the Grantee), the Committee may, in its sole discretion, refuse to allow the exercise of the Awards.

f)	For the purpose of this Section 14, termination of relationship as a Service Provider shall be deemed to be effective upon the date, which is designated by the Company (or any Affiliate thereof engaging the Grantee) as the last day of the Grantee’s service with the Company or any Affiliate thereof.

g)	For the purpose of this Section 14, a transfer of the Grantee from the service of the Company to any Affiliate (and vise versa) or between Affiliates shall not be deemed a termination of relationship as a Service Provider, unless otherwise determined by the Committee.

15.	Adjustments, Liquidation and Corporate Transaction: Upon the occurrence of any of the following described events, an Grantee’s right to purchase Shares under the Plan shall be adjusted as hereinafter provided.

a)	Changes in Capitalization. The number and type of Shares which have been authorized for issuance under the Plan but as to which no Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number and type of Shares covered by each outstanding Award, as well as the Exercise Price per Share covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number or type of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, in its sole discretion. The Company shall not be required to issue fractional Shares or other securities under the Plan as a result of such adjustment and any fractional interest in a Share or other security that would otherwise be delivered upon the exercise of an Award will be rounded, as detailed in Section 11(e) hereof.

b)	Dissolution or Liquidation. In the event of dissolution or liquidation of the Company, the Company shall have no obligation to notify the Grantees of such event and any Awards that have not been previously exercised will terminate immediately prior to such dissolution or liquidation. Notwithstanding the above, in the event of a voluntary liquidation of the Company, which is not within the frame of a Corporate Transaction, the Committee shall notify each Grantee as soon as practicable prior to the effective date of such proposed transaction, and any Awards that have not been previously exercised will terminate immediately prior to such proposed liquidation.

c)	Corporate Transaction. In the event of a Corporate Transaction, each outstanding Award shall be treated as the Committee determines, including, without limitation, that each Award may (i) be assumed or substituted for an equivalent option by the successor corporation or a parent or subsidiary of the successor corporation. In the case of such assumption or substitution of Options, appropriate adjustments shall be made in the number and type of Shares covered by each outstanding Option, as well as the Exercise Price per Share covered by each such outstanding Award, and all other terms and conditions of the Awards, such as the vesting dates, shall remain in force; or (ii) be terminated in exchange for a cash payment (if any) equal to the excess of the Fair Market Value of the Shares subject to such Award (either to the extent then exercisable or, at the discretion of the Committee, the Award being made fully exercisable for purposes of this Section 15(c)) over the Exercise Price thereof.

For the purposes of this Section 15(c), the Award shall be considered assumed if, following the Corporate Transaction, the Award confers the right to purchase or receive, for each Share covered by the Award immediately prior to the Corporate Transaction, the consideration, if any, (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Ordinary Shares for each Ordinary Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Corporate Transaction is not solely in securities of the successor corporation or its Parent or Subsidiary, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Ordinary Share subject to the Award, to be solely in securities of the successor corporation or its Parent or Subsidiary equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Corporate Transaction.

Unless the Committee or the Award Agreement provide otherwise, in the event that the Award is not assumed, substituted or exchanged during and/or immediately following the Corporate Transaction, the Award shall terminate as of the date of the closing of the Corporate Transaction and the Committee shall notify the Grantee in writing or electronically of such termination.

The Committee shall not be required to treat all Awards similarly in the transaction

d)	Dividend Distribution. In the event the Company shall distribute a cash, in kind, or similar dividend with respect to all of its issued and outstanding ordinary shares, and the record date for determining the right to receive such dividends is before the Expiration Date of exercise such Awards, then the Award Exercise Price payable upon exercise of each outstanding Option shall be adjusted and reduced by the amount of such dividend payment per Share; provided, however, that no dividends or Additional Rights may be issued with respect to any unvested Awards.

e)	Issuance of Rights. In the event that the Company shall offer to its shareholders rights to purchase any securities, by the method of rights offering, than the Exercise Price shall not be adjusted. However, the amount of shares issuable upon the exercise of Awards not yet exercised prior to the effective date with respect to the right to purchase rights under the rights offering (in this Section 15(e) – the “Effective Date”), shall be adjusted according to the benefit component of the rights, if any, as it is expressed in the ratio between the price of an ordinary share on the end of the Effective Date and the price of an ordinary share as a result of such rights offering, as recorded by the stock exchange, as applicable (ex rights rate).

f)	Upon each adjustment of the Exercise Price and/or number of Shares, the Company shall notify Holder within a reasonable time setting forth the adjustments to the Exercise Price, class and/or number of Shares.

16.	Limited Transferability and Restrictions on Sale of Awards/Shares:

a)	No Award may be sold, pledged, assigned, hypothecated or transferred other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Grantee, only by the Grantee. The terms of the Plan and the Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of any Award or of any rights granted thereunder contrary to the provisions of this Plan shall be null and void.

b)	Without derogating from the provisions of Section 16(a) above, with regard to Section 102 Trustee Award and the Shares issued upon exercise of such Awards, as long as such Awards and/or Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee with respect thereto are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or by the laws of descent and distribution.

c)	Shares acquired upon exercise of an Award shall be subject to such restrictions on transfer and/or sale as are generally applicable to Ordinary Shares of the Company, including but not limited to (i) restrictions detailed in the Company’s incorporation documents, as may be amended from time to time; and (ii) restrictions detailed in any shareholders agreements (as applicable to other shareholders of Ordinary Shares of the Company), as amended from time to time, regardless of whether or not the Grantee is a party to such agreements.

d)	In the event the Shares shall be registered for trading in any public market, the Committee may impose certain limitations on the Grantee’s right to sell the Shares (including a lock-up period) as may be requested by the Company’s underwriters or as the Committee may, in its absolute discretion, determine to be necessary or advisable, and Grantee shall unconditionally agree and accept any such limitations.

17.	Conditions Upon Issuance of Shares:

a)	Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Without derogating from the generality of the foregoing, the Company shall not be required to issue or deliver any Shares (or any certificate or certificates for such Shares) purchased upon exercise of any Award (or portion thereof) prior to the completion of any registration or other qualification of such Shares, if so required under any applicable law and/or under the rulings or regulations of any governmental regulatory body which the Committee shall, in its absolute discretion, determine to be necessary or advisable.

b)	As a condition to the exercise of an Award, the Committee may require the Grantee exercising such Award to represent and warrant at the time of such exercise, if, in the opinion of counsel for the Company such representation is required in order to comply with any registration exemption requirement, that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares; and (ii) the Grantee shall not sell, transfer or otherwise dispose of any of the Shares so purchased by him, except in compliance with the applicable securities laws, and the rules and regulations thereunder. Furthermore, the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restriction, as it may deem appropriate.

18.	Tax Consequences:

a)	Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby, from the sale, transfer or disposition of such Shares or from any other event or act (of the Grantee, the Company or any Affiliate of the Company or the Trustee (if applicable)) hereunder, shall be borne solely by the Grantee. The Company or any Affiliate or the Trustee (if applicable) shall withhold taxes according to the requirements under the applicable laws, and it may take steps as it may deem necessary for withholding all due taxes, including, but not limited to (i) to the extent permitted by applicable laws, deducting the amount so required to be withheld from any other amount then or thereafter payable to an Grantee, and/or (ii) requiring an Grantee to pay to the Company or any Affiliate or to the Trustee (as the case may be) the amount so required to be withheld as a condition for the issuance, delivery, distribution or release of any Shares. Furthermore, such Grantee shall agree to indemnify the Company, any Affiliate that engages the Grantee and the Trustee, if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. Except as otherwise required by applicable laws, the Company shall not be required to release any Share certificate to an Grantee until all required payments have been fully made.

b)	Without derogating from the definition of Fair Market Value in Section 2 above, and solely for the purpose of determining the tax liability with respect to the grant of Capital Gain Award Through a Trustee pursuant to Section 102, in the event the Shares of the Company are listed for trade on any established stock exchange or national market system or in the event the Shares of the Company will be registered for trade within ninety (90) days following the date of grant of such Awards, the Fair Market Value of the Shares on the date of grant shall be equal to the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trade, as the case may be, all in accordance with the provisions of Section 102(b)(3) of the Tax Ordinance.

c)	With regard to Section 102 Non-Trustee Award, in the event an Grantee shall cease to be employed by or, if applicable, cease to render his services to the Company or any Affiliate, for any reason, the Grantee shall be obligated to provide the Company and/or its Affiliate with a security or guarantee, in the degree and manner satisfactory to them, to cover any future tax obligation resulting from the disposition of the Awards and/or the Shares acquired thereunder.

d)	With regard to Section 102 Trustee Awards, the provisions of the Plan and the Award Agreement shall be subject to the provisions of Section 102 and the tax officer’s approval, which shall be deemed an integral part of the Plan and the Award Agreement. To the extent that Section 102 and/or the tax officer’s approval require the Plan and/or the Award Agreement to contain specified provisions in order to qualify the Awards for preferential tax treatment, such provisions shall be deemed to be stated herein and/or in the Award Agreement, as applicable, and to be binding upon the Company, any Affiliate and the Grantee.

19.	Term, Amendment and Termination of the Plan:

a)	The Plan shall become effective upon the later of: (i) its adoption by the Board; or (ii) its approval by the Company’s shareholders, but only if such shareholders’ approval is required under applicable laws.

b)	The Committee, at any time and from time to time, may terminate, suspend or amend the Plan. The Committee shall obtain approval from the Company’s shareholders of any Plan amendment to the extent necessary to comply with applicable laws. Other than in respect of a Corporate Transaction (in which case, the provisions of Section 15(c) above shall govern), no amendment, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.	Participation by Grantees Outside Israel. Notwithstanding anything in the Plan to the contrary, with respect to any employee who is resident outside of Israel, the Committee may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan. The Committee may, where appropriate, establish one or more sub-plans for this purpose.

21.	Inability to Obtain Authority: The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.	Continuance of Engagement: Neither the Plan nor any Award granted hereunder shall impose any obligation on the Company or its Affiliates, to continue its relationship with an Grantee as a Service Provider, and nothing in the Plan, in any Award Agreement or in any Award granted pursuant thereto shall confer upon any Grantee any right with respect to continuing the Grantee’s relationship as a Service Provider with the Company or its Affiliate nor shall it interfere in any way with his right or the Company’s or its Affiliate’s right to terminate such relationship at any time, with or without Cause, and with or without notice.

23.	Non-Exclusivity of the Plan: The Plan shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

24.	Governing Law and Jurisdiction: This Plan and all instruments issued thereunder or in connection therewith shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws thereof. Any dispute arising out of this Plan and all instruments issued thereunder or in connection therewith shall be resolved exclusively by the appropriate court in the State of Israel.

25.	Application of Funds: The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes of the Company.

26.	Severability: If any term or other provision of this Plan is determined to be invalid, illegal or incapable of being enforced by any applicable laws, the invalidity of such term or provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

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